Exhibit 10.20

AMENDMENT NO. ONE TO Loan and Security Agreement

This Amendment No. One to Loan and Security Agreement (this “Agreement”), dated as of October 2, 2020 (the “Effective Date”), is entered into among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”; and together with Danimer Holdings, each a “Borrower” and collectively the “Borrowers”), Meredian, Inc., a Georgia corporation (“Meredian”), Danimer Scientific, L.L.C., a Georgia limited liability company “Danimer Scientific”), Danimer Bioplastics, Inc., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“Danimer Kentucky”; together with Meredian, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrowers, the “Loan Parties”), the several entities from time to time party thereto as Lenders, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, as Administrative Agent (“Administrative Agent”).

Recitals:

A. Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders and Administrative Agent are party to that certain Loan and Security Agreement, dated as of March 13, 2019, as supplemented by that certain Waiver Letter Agreement dated July 28, 2020 (as amended from time to time, the “Existing Loan Agreement”, as the same is amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. The following Events of Default exist under the Existing Loan Agreement as of the Effective Date: (i) the failure to deliver annual audited financial statements for the Fiscal Year ended December 31, 2019 by August 24, 2020 as provided in the Waiver Letter Agreement described above and in accordance with Section 6.01(a) of the Existing Loan Agreement, which failure constitutes an Event of Default under Section 8.01(b) of the Existing Loan Agreement, and (ii) the making of Capital Expenditures in excess of the limits set forth in Section 7.07 of the Existing Loan Agreement for the Fiscal Year ended December 31, 2019, which failure constitutes an Event of Default under Section 8.01(b) of the Existing Loan Agreement (collectively, the “Specified Defaults”).

C. Borrowers have requested that Lenders (a) waive the Specified Defaults and (b) amend certain provisions of the Existing Loan Agreement as provided herein, on and subject to the terms and conditions set forth herein. Administrative Agent, on behalf of and at the direction of Lenders, is willing to agree to the requests of Borrowers, but only on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to Administrative Agent and Lenders as of the close of business on the date preceding the date hereof in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $9,999,980.00, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Administrative Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to Administrative Agent and Lenders pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent and Lenders have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

(d) Waiver of the Specified Defaults. Upon the effectiveness of this Agreement in accordance with the provisions hereof, as a one-time accommodation to Borrowers and in consideration for the agreements set forth herein, Administrative Agent and Lenders hereby waive the Specified Defaults. This waiver shall not constitute Administrative Agent’s and Lenders’ waiver of any other Events of Default that may be continuing on the date hereof or of any Defaults or Events of Default that may occur after the date hereof.

(e) Extension of Date to Deliver 2019 Financial Statements. Upon the effectiveness of this Agreement in accordance with the provisions hereof, as a one-time accommodation to Borrowers and in consideration for the agreements set forth herein, Administrative Agent and Lenders hereby extend the deadline for Borrowers to deliver annual audited financial statements for the Fiscal Year ended December 31, 2019 to October 31, 2020.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a) Modification to Section 1.01 of the Existing Loan Agreement to Add Certain New Defined Terms. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to add the following new defined terms therein in alphabetical order:

“NMTC Loan Forgiveness Amount” means the amount of Debt of Borrowers under the New Market Tax Credit program that is forgiven during the period from October 1, 2020 through and including October 31, 2020. For the avoidance of doubt, any NMTC Loan Forgiveness Amount which occurs during such period shall be considered for all purposes under this Agreement to have occurred during the Fiscal Quarter ending September 30, 2020.

“Amendment No. One” means that certain Amendment No. One to Loan and Security Agreement dated as of the Amendment No. One Effective Date, as amended, restated, renewed, supplemented or otherwise modified from time to time.

“Amendment No. One Effective Date” means October 2, 2020.

“Intercompany Forgivable PPP Loan” means the loan, made in May of 2020, from Parent to Danimer Holdings, to be funded in one or more draws upon the request of Danimer Holdings and which will be reflected by updating the outstanding principal amount under the note evidencing the Intercompany Forgivable PPP Loan at the time of each such funding, but which in the aggregate shall not exceed the original amount of Parent PPP Loan, on substantially the same terms and conditions of the Parent PPP Loan, including, without limitation, a fixed interest rate of 1.00% per annum and forgiveness of the principal balance in accordance with the PPP Program (but having different loan parties and a potentially different aggregate principal amount than the Parent PPP Loan); provided, however, that the outstanding principal amount on the Intercompany Forgivable PPP Loan shall be forgiven in an amount equal to the percentage of the outstanding principal amount forgiven by the lender under the Parent PPP Loan immediately upon such forgiveness of principal under the Parent PPP Loan.

“Parent PPP Loan” means that certain PPP Program promissory note, dated as of April 18, 2020, by and between Parent and Truist Bank in the maximum principal amount of $1,776,000, whereby Parent will incur indebtedness for the purposes stated therein.

“PPP Program” means the Paycheck Protection Program under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act, as amended.

(b) Modification to Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to amend and restate in their entirety the following defined terms contained therein to read as follows:

“Consolidated Adjusted EBITDA” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (e) any NMTC Loan Forgiveness Amount. Notwithstanding the foregoing, for purposes of determining Consolidated Adjusted EBITDA for any period which includes the Fiscal Quarters ended on September 30, 2018 and/or December 31, 2018, Consolidated Adjusted EBITDA for each of such individual Fiscal Quarters will be deemed to be $838,447.65 and $3,190,123.07 respectively. For the avoidance of doubt, any effect on Consolidated Adjusted EBITDA resulting from the Intercompany Forgivable PPP Loan shall not be included in any calculation of Consolidated Adjusted EBITDA.

(c) Modification to Sections 6.13(a) of the Existing Loan Agreement. Section 6.13(a) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement in its entirety, to read as follows:

“(a) Consolidated Adjusted EBITDA. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Adjusted EBITDA (calculated as at the end of each such Fiscal Quarter set forth below for the preceding four consecutive Fiscal Quarters) in an amount not less than the amount specified for the end of such Fiscal Quarter set forth below:

Fiscal Quarter End	Minimum Consolidated Adjusted EBITDA
September 30, 2020	$4,006,097.60
December 31, 2020	$6,075,000.00
March 31, 2021	$6,390,000.00
June 30, 2021	$6,750,000.00

(d) Modification to Sections 6.13(b) of the Loan Agreement. Section 6.13(b) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement in its entirety, to read as follows:

“(b) Consolidated Fixed Charge Coverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio (calculated as at the end of each such Fiscal Quarter for the period of four Fiscal Quarters then ended) in an amount not less than the amount specified for the end of such Fiscal Quarter set forth below:

Fiscal Quarter End	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2021	1.00 to 1.00
September 30, 2021	1.00 to 1.00
December 31, 2021	1.00 to 1.00
March 31, 2022 and each Fiscal Quarter end thereafter	1.15 to 1.00

(e) Modification to Section 6.13(c) of the Existing Loan Agreement. Section 6.13(c) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement in its entirety, to read as follows:

“(c) Consolidated Leverage Ratio. Loan Parties and their Subsidiaries shall maintain, on a consolidated basis, as at the end of each Fiscal Quarter set forth below, a Consolidated Leverage Ratio not greater than the ratio specified for the end of such Fiscal Quarter as set forth below:

Fiscal Quarter End	Maximum Consolidated Leverage Ratio
June 30, 2021	5.00 to 1.00
September 30, 2021	4.75 to 1.00
December 31, 2021	4.50 to 1.00
March 31, 2022 and each Fiscal Quarter end thereafter	3.50 to 1.00

4. Reserved.

5. Modification Fee. In consideration for the agreements set forth herein, Borrowers shall pay to Administrative Agent, for the pro rata account of the Lenders, an amendment and waiver fee in the amount of $39,000 (the “Modification Fee”). The entire amount of the Modification Fee shall be fully earned on the date of this Agreement.

6. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby), after giving effect to this Agreement.

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

7. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Effective Date of this Agreement upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) the receipt by Administrative Agent of the payment, in immediately available funds, of the Modification Fee that is due and payable on the date hereof;

(iii) each of the representations and warranties contained in Section 6 of this Agreement shall be true, correct and accurate as of the date of this Agreement; and

(iv) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

8. General Release. On and as of the Effective Date of this Agreement and in consideration of the agreements set forth herein, Parent and each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Effective Date of this Agreement in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

9. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically, telecopier facsimile or other portable document format purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(c) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(d) This Agreement is a Loan Document and is subject to the following provisions of the Loan Agreement: Section 10.16 (Governing Law; Jurisdiction, Etc.) and Section 10.17 (Waiver of Right to Jury Trial) and the terms of such sections are made applicable as if set forth herein in full, mutatis mutandis.

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In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN BIOPLASTICS, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

GUARANTORS:

MEREDIAN, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

[Signatures continue on following page]

Amendment No. One to LSA (Danimer/SECDF X/PIFS)

Administrative Agent:

SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C., a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member

By:	/s/ Abhi Chandrasekhara
Name:	Abhi Chandrasekhara
Title:	Authorized Person

Lenders:

Southeast Community Development Fund X, L.L.C.,
a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member

By:	/s/ Abhi Chandrasekhara
Name:	Abhi Chandrasekhara
Title:	Authorized Person

PIFS SUb-CDE XX, LLC,
a Virginia limited liability company

By:	People Incorporated Financial Services, a Virginia non-stock corporation, its Managing Member

By:	/s/ Robert G. Goldsmith
Name:	Robert G. Goldsmith
Title:	President and CEO

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Amendment No. One to LSA (Danimer/SECDF X/PIFS)